For Immediate Release

LL FLOORING REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

RICHMOND, Va., August 3, 2022 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the second quarter ended June 30, 2022.

President and Chief Executive Officer Charles Tyson said, “During the second quarter, our teams delivered our fifth consecutive quarter of double-digit year-over-year growth in sales to Pro customers, opened six new stores and rebuilt our inventory levels.

“We reported second quarter 2022 comparable store sales down 3.1%, representing sequential improvement from the first quarter of 2022 and a 6.9% increase on a three-year stack basis. The year-over-year decrease in comparable store sales reflected continued lower spending by consumers versus last year, which we believe reflected pressure from inflation and higher interest rates, and their preference to spend more on travel and entertainment. We reported operating margin of 1.6% and adjusted operating margin of 2.0%, as we continued to invest in our long-term growth strategies and navigate gross margin headwinds.”

Tyson continued, “While we are cautious about the near-term consumer spending environment, we feel good about the strength in home remodel trends as well as the demand for hard-surface flooring over the medium to long term. We remain committed to investing in our six strategic pillars that will position us for long-term growth. Our balance sheet is strong. We had total liquidity of $187 million at the end of the second quarter. During the second quarter, we repurchased $7 million under the share repurchase authorization approved by the Board earlier this year, underscoring our confidence in our long-term net sales and profitability growth.”

Second Quarter Financial Highlights

●	Net sales of $299.0 million decreased $2.4 million, or 0.8%, from the second quarter of 2021. The Company reported record sales to Pro customers, which partially offset a decrease in sales to consumers and a 1.1% decrease in net services sales
●	Comparable store sales decreased 3.1% from the second quarter of 2021, but increased 28.2% on a two-year stack basis and 6.9% on a three-year stack basis. The year-over-year decrease in comparable store sales primarily reflected the same drivers as the change in net sales
●	Gross margin of 35.7% decreased 170 basis points as a percentage of sales compared to the same period last year; adjusted gross margin[1] of 36.1% decreased 130 basis points as a percentage of sales compared to the same period last year, primarily reflecting significantly higher material and transportation costs (collectively up more than 1,000 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies
●	SG&A as a percentage of net sales of 34.1% increased 220 basis points compared to the second quarter of last year; adjusted SG&A1 as a percentage of net sales of 34.1% increased 230 basis points compared to the second quarter of last year, primarily driven by investments to support the Company’s long-term growth, higher advertising expense due to the timing of promotions, and continued investment in customer facing and distribution center personnel
●	Operating margin of 1.6% decreased 390 basis points compared to the second quarter of last year; adjusted operating margin[1] of 2.0% decreased 360 basis points compared to the second quarter of last year, primarily reflecting increased SG&A as a percent of net sales and lower gross margin
●	Diluted EPS of $0.09 decreased $0.32 compared to the second quarter of last year; adjusted earnings per diluted share[1] of $0.13 decreased $0.28 compared to the second quarter of last year
●	During the second quarter of 2022, the Company opened six new stores, bringing total store count to 437 as of June 30, 2022

●	During the second quarter of 2022, the Company reduced the percent of merchandise receipts subject to Section 301 tariffs to 12% from 22% during the second quarter of 2021

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of June 30, 2022, the Company had liquidity of $186.9 million, consisting of excess availability under its Credit Agreement of $181.9 million, and cash and cash equivalents of $5.0 million. This represents a decrease in liquidity of $40.3 million from December 31, 2021.

Merchandise inventories at June 30, 2022 increased $104.4 million from December 31, 2021, primarily due to increased purchases to replenish inventory, as well as, to a lesser extent, inflation.

For the first six months of 2022, the Company used $76.0 million of cash flows for its operating activities primarily due to replenishing its inventory, partially offset by increased accounts payable and net income. During the first six months of 2021, the Company generated $53.3 million of cash flows from operating activities, primarily due to positive changes in working capital, reflecting inventory supply constraints, as well as $22.6 million of net income.

During the second quarter, the Company made cash payments of $7.0 million to repurchase 571,332 shares at an average cost of $12.25 per share.

2022 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment related to inflation, consumer spending, global supply chain disruptions, COVID-19, and a challenging labor market. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing commentary as follows:

●	Given near-term consumer spending headwinds, the Company is more cautious on its outlook for the second half of 2022 and may not be able to deliver positive comparable store sales on a full-year basis

●	The Company continues to expect higher transportation and material costs will be a headwind to gross margins in 2022. The Company expects to continue to partially offset these higher costs through pricing, promotion and sourcing strategies but will monitor the market to inform and guide its decisions

●	Consistent with its previously stated investment year in 2022 to support long-term growth, the Company expects SG&A dollar spend and spend as a percent of sales to increase in 2022 compared to 2021

●	The Company expects capital expenditures in the range of approximately $23 million to $25 million, primarily to support growth strategies such as new stores

●	The Company expects to open 20 to 22 new stores in 2022

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Our commitment to Environmental, Social and Governance (“ESG”) https://investors.llflooring.com/esg/default.aspx
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 3, 2022, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 900530. A replay will be available approximately two hours after the call ends through August 10, 2022 and may be accessed by dialing (929) 458-6194 and entering pin number 229986. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the leading specialty retailers of hard-surface flooring in the U.S. with 437 stores. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings; and (x) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management and analysts use these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and store closures, as such items are outside of the Company’s control due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

LL Flooring Investor Relations

Julie MacMedan

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current Assets:
Cash and Cash Equivalents	$5,032	$85,189
Merchandise Inventories	358,804	254,385
Prepaid Expenses	10,959	9,160
Other Current Assets	14,995	11,094
Total Current Assets	389,790	359,828
Property and Equipment, net	100,148	96,926
Operating Lease Right-of-Use Assets	123,756	119,510
Goodwill	9,693	9,693
Net Deferred Tax Assets	11,469	11,336
Other Assets	6,404	8,599
Total Assets	$641,260	$605,892

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$88,954	$63,464
Customer Deposits and Store Credits	58,427	67,063
Accrued Compensation	8,042	10,128
Sales and Income Tax Liabilities	5,560	4,297
Accrual for Legal Matters and Settlements	23,799	33,611
Operating Lease Liabilities - Current	34,064	33,060
Other Current Liabilities	27,093	20,717
Total Current Liabilities	245,939	232,340
Other Long-Term Liabilities	6,979	4,268
Operating Lease Liabilities - Long-Term	100,073	97,163
Credit Agreement	15,000	—
Total Liabilities	367,991	333,771

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,733 and 30,536 shares issued and 28,680 and 29,113 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,053 and 1,423 shares, respectively)	(153,244)	(145,337)
Additional Capital	230,086	227,804
Retained Earnings	196,396	189,623
Total Stockholders’ Equity	273,269	272,121
Total Liabilities and Stockholders’ Equity	$641,260	$605,892

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net Sales
Net Merchandise Sales	$257,569	$259,542	$501,840	$509,585
Net Services Sales	41,388	41,842	76,149	75,249
Total Net Sales	298,957	301,384	577,989	584,834
Cost of Sales
Cost of Merchandise Sold	160,527	156,597	307,946	298,607
Cost of Services Sold	31,680	32,057	59,214	57,905
Total Cost of Sales	192,207	188,654	367,160	356,512
Gross Profit	106,750	112,730	210,829	228,322
Selling, General and Administrative Expenses	102,087	96,116	201,112	198,602
Operating Income	4,663	16,614	9,717	29,720
Other Expense (Income)	199	498	184	(270)
Income Before Income Taxes	4,464	16,116	9,533	29,990
Income Tax Expense	1,728	4,127	2,760	7,379
Net Income and Comprehensive Income	$2,736	$11,989	$6,773	$22,611

Net Income per Common Share—Basic	$0.09	$0.41	$0.23	$0.78
Net Income per Common Share—Diluted	$0.09	$0.41	$0.23	$0.77

Weighted Average Common Shares Outstanding:
Basic	28,927	29,042	28,856	28,993
Diluted	29,065	29,488	29,079	29,543

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021

Cash Flows from Operating Activities:
Net Income	$6,773	$22,611
Adjustments to Reconcile Net Income:
Depreciation and Amortization	9,047	9,282
Deferred Income Taxes Provision	(133)	28
Income on Vouchers Redeemed for Legal Settlements	(750)	(821)
Stock-Based Compensation Expense	1,986	2,596
Provision for Inventory Obsolescence Reserves	292	1,420
Gain (Loss) on Disposal of Fixed Assets	(1)	18
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(106,004)	17,583
Accounts Payable	25,036	(596)
Customer Deposits and Store Credits	(8,636)	6,342
Accrued Compensation	(2,086)	(4,633)
Prepaid Expenses and Other Current Assets	(3,327)	293
Advertising Accrual	6,141	1,086
Accrual for Legal Matters and Settlements	293	7,733
Payments for Legal Matters and Settlements	(8,062)	(62)
Other Assets and Liabilities	3,449	(9,546)
Net Cash (Used in) Provided by Operating Activities	(75,982)	53,334

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(11,628)	(7,435)
Proceeds from Disposal of Fixed Assets	64	57
Net Cash Used in Investing Activities	(11,564)	(7,378)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	51,500	—
Payments on Credit Agreement	(36,500)	(101,000)
Proceeds from the Exercise of Stock Options	296	64
Common Stock Repurchased	(7,907)	(1,811)
Other Financing Activities	—	(755)
Net Cash Provided by (Used in) Financing Activities	7,389	(103,502)
Net Decrease in Cash and Cash Equivalents	(80,157)	(57,546)
Cash and Cash Equivalents, Beginning of Year	85,189	169,941
Cash and Cash Equivalents, End of Year	$5,032	$112,395

Supplemental disclosure of non-cash operating and financing activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$1,293	$1,498
Tenant Improvement Allowance for Leases	(742)	(765)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$106,750	35.7%	$112,730	37.4%	$210,829	36.5%	$228,322	39.0%

Antidumping Adjustments[1]	1,218	0.4%	—	—%	977	0.2%	(6,566)	(1.1)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$107,968	36.1%	$112,730	37.4%	$211,806	36.7%	$221,756	37.9%

1	Represents antidumping expense associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$102,087	34.1%	$96,116	31.9%	$201,112	34.8%	$198,602	34.0%

Accrual for Legal Matters and Settlements[2]	—	—%	—	—%	—	—%	7,675	1.3%
Legal and Professional Fees[3]	—	—%	279	0.1%	—	—%	427	0.1%
Sub-Total Items above	—	—%	279	0.1%	—	—%	8,102	1.4%

Adjusted SG&A (a non-GAAP measure)	$102,087	34.1%	$95,837	31.8%	$201,112	34.8%	$190,500	32.6%

2	This amount represents the charge to earnings for the Mason and Savidis matters in the first half of 2021, which are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the June 30, 2022 10-Q.
3	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Operating Income, as reported (GAAP)	$4,663	1.6%	$16,614	5.5%	$9,717	1.7%	$29,720	5.1%

Gross Margin Items:
Antidumping Adjustments[1]	1,218	0.4%	—	—%	977	0.2%	(6,566)	(1.1)%
Gross Margin Subtotal	1,218	0.4%	—	—%	977	0.2%	(6,566)	(1.1)%

SG&A Items:
Accrual for Legal Matters and Settlements[2]	—	—%	—	—%	—	—%	7,675	1.3%
Legal and Professional Fees[3]	—	—%	279	0.1%	—	—%	427	0.1%
SG&A Subtotal	—	—%	279	0.1%	—	—%	8,102	1.4%

Adjusted Operating Income/Margin (a non-GAAP measure)	$5,881	2.0%	$16,893	5.6%	$10,694	1.9%	$31,256	5.3%

1,2,3    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense with comparisons to the prior year periods include:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Other Expense (Income), as reported (GAAP)	$199	0.1%	$498	0.2%	$184	0.0%	$(270)	(0.0)%

Interest impact related to antidumping adjustment[4]	83	0.0%	—	—%	(2)	(0.0)%	(1,841)	(0.3)%
Sub-Total Items above	83	0.0%	—	—%	(2)	(0.0)%	(1,841)	(0.3)%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$116	0.0%	$498	0.2%	$186	0.0%	$1,571	0.3%

4	Represents the interest income impact of certain antidumping adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

	(in thousands)		(in thousands)
Net Income, as reported (GAAP)	$2,736	$11,989	$6,773	$22,611
Net Income per Diluted Share (GAAP)	$0.09	$0.41	$0.23	$0.77

Gross Margin Items:
Antidumping Adjustments[1]	896	—	719	(4,852)
Gross Margin Subtotal	896	—	719	(4,852)

SG&A Items:
Accrual for Legal Matters and Settlements[2]	—	—	—	5,672
Legal and Professional Fees[3]	—	206	—	316
SG&A Subtotal	—	206	—	5,988

Other Expense (Income) Items:
Antidumping Adjustments Interest[4]	61	—	(1)	(1,360)
Other (Expense) Income Subtotal	61	—	(1)	(1,360)

Adjusted Earnings	$3,693	$12,195	$7,491	$22,387
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.13	$0.41	$0.26	$0.76

1,2,3,4    See the Gross Profit, SG&A and Other Income sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate, which was 26.4% for the 2022 period and 26.1% for the 2021 period.